EXHIBIT (99)

                   [National Auto Finance Company, Inc. Logo]

Contact: Roy E. Tipton                                  Keith B. Stein
         President                                      Vice Chairman
         (800) 999-7535                                 (800) 533-8573

                      NATIONAL AUTO FINANCE COMPANY, INC.
                          ANNOUNCES MANAGEMENT CHANGES

BOCA RATON, Fla. (March 3, 1998) Gary L. Shapiro, Chairman and Chief Executive Officer of National Auto Finance Company, Inc. (Nasdaq/NM:NAFI), today announced several senior management changes. William G. Magro, currently Executive Vice President of the Company and President of the Company's Financial Services Division, also has been appointed Chief Operating Officer, a position that has been vacant since last May. Keith B. Stein, currently Vice Chairman and Treasurer, has been appointed Chief Financial Officer. Kevin G. Adams, who previously served as the Company's Chief Financial Officer, has been named Senior Vice President, Finance, and will focus fully on financial and portfolio analysis, budgeting, and strategic planning. Mr. Adams will report to Mr. Stein. Roy E. Tipton will remain President of the Company.

     "These changes are designed to maximize the skills of one of the most experienced and talented management teams in our industry," Shapiro said. "Bill Magro will now have primary responsibility for managing the day-to-day operations of the Company and Keith Stein will oversee all of the Company's financial, accounting and legal functions and related reporting responsibilities."

     National Auto Finance is a specialized consumer finance company engaged in the purchase, securitization and servicing of automobile loans primarily originated by manufacturer-franchised automobile dealers for non-prime consumers. The Company markets its products and services to dealers through the efforts of its direct sales force and through strategic referral and marketing alliances with financial and other institutions that have established relationships with dealers, including an exclusive referral agreement with First Union National Bank, a subsidiary of First Union Corporation. The Company has contractual relationships with approximately 2,140 dealers in 30 states.

     This news release contains statements that are forward-looking statements within the meaning of applicable federal securities laws and are based upon the Company's current expectations and assumptions, which are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those anticipated. Primary factors that could cause actual results to differ include the availability of financing on terms and conditions acceptable to the Company, the ability of the Company to securitize its finance contracts in the asset-backed securities market on terms and conditions acceptable to the Company, and changes in the quality or composition of the serviced loan receivable portfolio. Certain of these as well as other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, and in certain other reports filed by the Company with the Securities and Exchange Commission in fiscal year 1997.

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